Exhibit 99.1

DarkPulse, Inc. to Present at the Planet MicroCap Showcase 2022 in Las Vegas on Wednesday, May 4, 2022

Houston, Texas / ACCESSWIRE / May 3, 2022 / DarkPulse, Inc. (OTC Pink: DPLS) (“DarkPulse”, “DPLS", or "the Company"), is an infratech company that manufactures, installs, and monitors high resolution BOTDA sensor systems today announced that it will be presenting at the Planet MicroCap Showcase 2022 at the Bally’s Hotel & Casino in Las Vegas, NV on Wednesday, May 4, 2022, at 5PM EDT. Dennis O’Leary (CEO of DarkPulse) will be hosting the presentation and answering questions from investors, as well as, in person, 1-on-1 investor meetings over two days.

More than a critical infrastructure/ key resources monitoring service provider, their patented high-resolution sensors perform real- time structural health monitoring creating the foundational technology necessary for building and interconnecting smart cities around the world. The company’s software and technology-driven developments increase mobility for safer, more livable, and sustainable neighborhoods. DarkPulse's VR capable, 3D, anywhere any device User Interface, harnesses the power of machine learning to transform the digitalization of cities from challenges to opportunities.

Planet MicroCap Showcase 2022 in Las Vegas

Date: Wednesday, May 4, 2022

Time: 5:00PM Eastern Time (2:00 PM Pacific Time)

Webcast link: https://www.webcaster4.com/Webcast/Page/2862/45129

If you would like to book 1on1 investor meetings with Dennis O’Leary, and to attend the Planet MicroCap Showcase 2022, please make sure you are registered here: https://planetmicrocapshowcase.com/signup

1on1 meetings will be scheduled and conducted in person at the conference venue.

The Planet MicroCap Showcase 2022 website is available here: https://planetmicrocapshowcase.com/

If you can’t make the live presentation, all company presentations “webcasts” will be available directly on the conference event platform on this link under the tab “Agenda”: https://planetmicrocapshowcase.com/agenda

News Compliments of Accesswire

About DarkPulse, Inc.

DarkPulse, Inc. uses advanced laser-based monitoring systems to provide rapid and accurate monitoring of temperatures, strains, and stresses. The Company’s technology excels when applied to live, dynamic critical infrastructure and structural monitoring, including pipeline monitoring, perimeter and structural surveillance, aircraft structural components and mining safety. The Company's fiber-based monitoring systems can assist markets that are not currently served, and its unique technology covers extended areas and any event that is translated into the detection of a change in strain or temperature. In addition to the Company’s ongoing efforts with respect to the marketing and sales of its technology products and services to its customers, the Company also continues to explore potential strategic alliances through joint venture and licensing opportunities to further expand its global market position.

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If you would like to attend the Planet MicroCap Showcase, please register here: https://planetmicrocapshowcase.com/signup

Contact:

DarkPulse Solutions, Inc.

media@DarkPulse.com

1.800.436.1436

Source: DarkPulse, Inc. via SNN Network